Exhibit 10.61

COMMERCIAL BUY AND SELL AGREEMENT^jANCEOFj^ FOR office, commercial, industrial and multi-familyOffice of NAI Wislnski of West Michigan BROKER,Grand Rapids (clly), Michigan Phone: 616.776.0100 Fax: 616.776.0101 Email: daves@naiwwm.com Qffer Date: 9/18/20131. Agency Disclosure. The undersigned Buyer and Seller each acknowledge the Broker named above i9 acting as (choose one):13 Subagent of the Seller Agent of the Buyer Dual Agent (with written, Informed consent of both Buyer and Seller) Other (specify): 2. Buyer’s Offer. The undersigned Buyer hereby offers and agrees to purchase property located In the £|ty ofKentwood Kent , County, Michigan, commonly known as2305 Breton Industrial Park Dr SE ,Permanent Parcel Number^-16-276-033 an(j |0ga||y described as follows:Exhibit A, together will all tenements, hereditaments, and appurtenances.(the “Land”), together with all buildings, fixtures and Improvements situated on the Land (the “Improvements”), and all equipment and other personal property listed on Exhibit D (the “Personal Property”), all of which Is collectively referred to herein as the -Premises”.3. Purchase Price. The purchase price forthe Premises Is:One Million Five HundredYhousand and 00/100 — —Dollars ($1,500,000.00 y Any allocation of the purchase price between Land, Improvements, and Personal Property shall be set forthon an attached Exhibit.4. Terms of Payment. The purchase price shall be paid at the closing as indicated by *X” below (other unmarked terms of purchase do not apply):0 Cash. Buyer shall pay the full purchase price to Seller upon execution and delivery of a warranty deed and performance by Seller of the closing obligations specified In this agreement New Mortgage. The Buyer shall pay the full purchase price to Seller upon execution and delivery of a warranty deed and performance by Sellerof the closing obligations specified In this Agreement, contingent upon Buyer’s ability to obtain a type year mortgage loan In the amount of $ bearing Interest at a rate no greater than % per annum. Buyer shall apply for the mortgage loan Immediately and accept it promptly If tendered. If Buyer does not deliverto Seller on or before (date), proof that Buyer has accepted a mortgage loan commitment, Sellermay thereafter at any time treat this contingency as not having been satisfied and terminate this Agreement by written notice to Buyer, unless Buyer has waived this contingency In writing, prior to the date Indicated In this paragraph Land Contract Buyer shall pay the full purchase price to Seller pursuant to the terms and conditions stated In the Commercial Alliance of REALTORS® Land Contract form upon performance by Seller of the closing obligations specified In this Agreement. The Land Contract shallprovide a down payment of S and payment of the balance $ In Installments of $ or more, at Buyer’s option, Including Interest at the rate of% per annum computed monthly, Interest to start on date of closing, and first payment to become due days afterdate of closing. The entire unpaid balance will become due and payable months after closing.Seller understands that consummation of the sale or transfer of the Premises shall not relieve Seller of any liability that Seller may have under the mortgaged) to which the Premises are subject, unless otherwise agreed to by the lender or required by law or regulation.Additional Provisions:Payment of purchase price is subject to paragraph 27 below. tSA-na^survey: UAtTfrslMiy,}^^!! easements of record, improvements, and encroachments, If any, and completed to the most current ALTA/ACMS minimum requTfenreftfs^or boundary survey with IroncOrrow^lakes and with all easements of record, Improvements, and encroachments (If any); A recertified survey; An existing survey (If available)shall be provided by Buyer Seller as soon as possible after thelaieTto-eccurof (1) the title Insurance commitment reference In this Agreement Is delivered to the party responsible for the survey; and (II) Buyer’s right to termlnateljnfteHhla^greement Is waived or deemed to have been waived. If Seller falls to provide the new or recertified survey as required by this paragraph, the Buyerma^lecU^order the required survey at Seller’s cost. If the survey reveals a matter that materially and advarsaty affects the value of Hie Premises w Buyor’s IntanJJfitf-wsajiflhe Premises,

Buy and Sell Agreement for Office, Commercial, Industrial, and Multi-Family Property Page 2 of 6

6. **Title Insurance.** At Seller's expense, Seller shall provide Buyer with a standard ALTA owner's policy of title insurance in the amount of the purchase price, effective as of the date of closing. A commitment to issue such policy insuring marketable title (as defined in this Agreement) vested in Buyer, including a tax status report, shall be ordered within seven (7) calendar days after the Effective Date, and shall be delivered, with copies of all title exception documents, as soon as feasible thereafter. ~~(Note that some title commitments do not report on the status of oil, gas, or mineral rights.) If any matter disclosed by the title commitment adversely and materially affects the value of the Premises or Buyer's intended use of the Premises, Buyer shall have the right to terminate this Agreement by giving Seller written notice within ten (10) calendar days after copies of both the title commitment and survey referenced in this Agreement above are delivered to Buyer, otherwise Buyer's right to terminate this Agreement pursuant to this paragraph shall be deemed to have been waived. A matter disclosed in the title commitment that is in the form of an encumbrance that is liquidated in amount and that can be readily discharged (such as a mortgage) shall not be grounds for termination of this Agreement by Buyer under this paragraph so long as Seller discharges such encumbrance at the closing. Other:~~

7. **Inspections.** After the Effective Date, Buyer and Buyer's agents shall have the right to enter upon the Premises during reasonable business hours for the purposes of conducting such inspections of the Premises that Buyer deems appropriate; provided, however, that such inspections shall not interfere with the rights of the tenants in possession. Buyer shall indemnify, defend and hold Seller and Broker harmless from and against any damage to persons or property caused by Buyer or Buyer's agents in conducting such inspections. Buyer shall have the right to terminate this Agreement if the inspections are not acceptable to Buyer by giving Seller written notice within 30 calendar days after the Effective Date, otherwise the right to terminate shall be deemed to have been waived.

Buyer agrees that Buyer is not relying on any representation or statement made by Seller or any real estate salesperson regarding any aspect of the Premises, or this sale transaction, except as may be expressly set forth in this Agreement, a written amendment to this Agreement, or a disclosure statement separately signed by Seller. Accordingly, Buyer agrees to accept the Premises "as is" and "with all faults", except as otherwise expressly provided in the documents specified in the preceding sentence. Other:
(The "Due Diligence Period") Ventra will sign a confidentiality agreement

8. **Closing Adjustments.** The following adjustments shall be made between the parties as of the close of business on the closing date, with Buyer receiving a credit or assuming responsibility, as the case may be, for amounts attributable to time periods following the closing date:

~~a. Prepaid rent;~~
~~b. Interest on any existing indebtedness assumed by Buyer;~~
c. Charges for any transferable service contracts assigned to Buyer described in Exhibit C;
d. Utility deposits;
e. Security deposits;
f. Additional Rent (as defined below).

If any tenant is late, delinquent or otherwise in default in the payment of rent on the closing date, Seller shall assign to Buyer the claim for and the right to collect the rent; Buyer shall pay such past due rent to Seller promptly upon receipt; but Buyer shall not be obligated to file suit to collect such rent and shall reassign the claim to Seller on demand. If any tenants are required to pay percentage rent, escalation charges for real estate taxes, operating expenses, cost-of-living adjustments or other charges of a similar nature ("Additional Rent"), and such amounts shall be allocated between the parties pursuant to the terms of the applicable leases. If any Additional Rent is collected by Buyer after closing which is attributable in whole or in part to any period prior to closing, Buyer shall promptly pay to Seller Seller's proportionate share of the Additional Rent. Other:

9. **Property Taxes.** All property taxes first billed prior to the year of closing will be paid by Seller, without proration. All property taxes billed or to be billed in the year of closing will be paid as follows (choose one):

☐ No Proration:
☐ Buyer ☐ Seller shall pay the taxes billed in July.
☐ Buyer ☐ Seller shall pay the taxes billed in December.

☒ Calendar Year Proration. Combined per diem tax amount representing both the July bill and the December bill shall be calculated based on a 365 day year. Seller shall be responsible for the per diem total from January 1 to, but not including, the day of closing. Buyer shall be responsible for the difference between the total of the two tax bills and the Seller's share. If the amount of either tax bill is unknown on the day of closing, it shall be calculated using the taxable value and the current millage rate assigned to the Premises as of the day of closing.

10. **Special Assessments (choose one):**

☒ Seller shall pay all special assessments which have become a lien on the Premises prior to the Effective Date, whether due in installments or otherwise.

☐ Seller shall pay all special assessments which have become a lien on the Premises prior to the Effective Date, provide, however, that in the event a special assessment is payable in installments, Seller shall only be responsible for those installments covering the years prior to the year of closing, and Buyer shall be responsible for all installments covering all years after the year of closing. Installments of special assessments covering the year of closing shall be prorated using the same method set forth in this Agreement for the proration of real estate taxes.

☐ Other:

Property Address 2305 Breton Ind Dr SE
©Commercial Alliance of REALTORS®, 2013/2014
Revision Date 6/2013

Buyer's Initials Seller's Initials

Section 19 of

Buy and Sell Agreement for Office, Commercial, Industrial, and Multi-Family Property Page 3 of 6

11. **Conveyance.** Upon performance by Buyer of the closing obligations specified in this Agreement, Seller shall convey the marketable title to the Premises to Buyer by warranty deed or agree to convey marketable title by land contract or assignment, as required by this Agreement, including oil, gas and other mineral rights owned by Seller, if any, subject only to ~~existing zoning ordinances, and the following matters of record: building and use restrictions, easements, oil and gas leases, and reservations, if any~~. As used herein, "marketable title" means marketable title within the meaning of the Michigan 40-Year Marketable Title Act (Mich. Comp. Laws §§ 565.101 et seq.). Permitted exceptions as defined herein.

The following paragraph applies only if the Premises include unplatted land:
Seller agrees to grant Buyer at closing the right to make (insert number) all division(s) under Section 108 (2), (3) and (4) of the Michigan Land Division Act. (If no number is inserted, the right to make divisions under the sections referenced above stays with any remainder of the parent parcel retained by Seller. If a number is inserted, Seller retains all available divisions in excess of the number stated; however, Seller and/or Broker do not warrant that the number of divisions stated is actually available.) If this sale will create a new division, Seller's obligations under this Agreement are contingent on Seller's receipt of municipal approval, on or before closing (date), of the proposed division to create the Real Estate. Other:
Rider 1

12. **Warranties of Buyer.** Except as otherwise provided or acknowledged in this Agreement, Buyer represents and warrants to Seller as follows:
   a. The performance of the obligations of Buyer under this Agreement will not violate any contract, indenture, statute, ordinance, judicial or administrative order or judgment applicable to Buyer.
   b. There is no litigation or proceeding pending, or to Buyer's knowledge threatened, against or involving Buyer, and Buyer does not know or have reason to know of any ground for any such litigation or proceeding, which could have an adverse impact on Buyer's ability to perform, or Seller's interests, under this Agreement.
   c. In entering into this Agreement, Buyer has not relied upon any written or verbal representations made by Seller or any representative of Seller, including any real estate salesperson, regarding the Premises or any aspect of this transaction, which are not expressly set forth in this Agreement.
   d. Other:

13. **Warranties of Seller.** Except as otherwise provided or acknowledged in this Agreement, Seller represents and warrants to, and agrees with Buyer as follows:
   a. The performance of the obligations of Seller under this Agreement will not violate any contract, indenture, statute, ordinance, judicial or administrative order or judgment applicable to Seller or the Premises.
   b. There is no litigation or proceeding pending or to Seller's knowledge threatened against or involving Seller or the Premises, and Seller does not know or have reason to know of any ground for any such litigation or proceeding which could have an adverse impact on Seller's ability to perform under this Agreement or that could adversely affect Buyer's title or use of the Premises.
   c. Seller shall continue to operate the Premises in the ordinary course of business and maintain the Premises in a state of good condition and repair during the interim between the signing of this Agreement and the closing date.
   d. If a statement(s) of income and expense with respect to the operation of the Premises is (are) described in Exhibit A, such statement(s) is (are) accurate for the period(s) designated in the statement(s).
   e. The information concerning written leases and tenancies not arising out of written leases described in Exhibit B is accurate as of the Effective Date, and there are no leases or tenancies with respect to the Premises other than those described in Exhibit B (the "Leases"). The warranties in this paragraph do not apply to oil and gas leases, if any. Except as otherwise described in Exhibit B:
      (1) All of the leases are in full force and effect, no party thereto is in material default there under, and none of them have been modified, amended, or extended;
      (2) No renewal or extension options have been granted to tenants;
      (3) No tenant has an option to purchase the Premises;
      (4) The rents set forth are being collected on a current basis and there are no arrearages or advance payments in excess of one month;
      (5) There are no security deposits, and
      (6) No real estate brokerage commission will become owing in the event of any tenant's exercise of any existing option to renew the term of any lease or purchase of the Premises.
   f. If a schedule of service, maintenance, supply and management contracts ("Service Contracts") is described in Exhibit C, the Exhibit lists all the Service Contracts currently in effect with respect to the Premises.
   g. The Premises will be in compliance with any applicable smoke detector ordinances as of the closing date.
   h. With respect to underlying land contracts or mortgages, the sale will not accelerate indebtedness, increase interest rates, or impose penalties and sanctions.
   i. Seller is without personal knowledge as to the presence on the Premises of any toxic or hazardous substances or of any underground storage tanks.
   j. Other:
      Rider 2

14. **Sidewalk Inspection.** If Premises is in a municipality that requires a sidewalk or other inspection, Seller shall order the inspection and pay for any repairs deemed necessary by the municipality, so that the Premises will be in compliance with any applicable sidewalk or other ordinance as of the closing date.

15. **Damage to Premises.** If between the Effective Date and the closing date, all or any part of the Premises is damaged by fire or natural elements or other causes beyond Seller's control that cannot be repaired prior to the closing date, or any part of the Premises is taken pursuant to any power of eminent domain, Seller shall immediately notify Buyer or such occurrence, and either Seller or Buyer may terminate this Agreement by written notice to the other within fifteen (15) days after the date of damage or taking. If neither elects to terminate this Agreement, there shall be no reduction in the purchase price and, at closing, Seller shall assign to Buyer whatever rights Seller may be with respect to any insurance proceeds or eminent domain award.

Property Address 2305 Breton Ind Dr SE

©Commercial Alliance of REALTORS®, 2013/2014
Revision Date 5/2013

Buyer's Initials Seller's Initials

(a) the later IS days after the expiration of the Due Diligence Period and (b) 20 days after Buyer has received (i) the title commitment and exception documents, (II) any existing environmental reports and survey, and (lii) the “seller to furnish” items. Buy and Sell Agreement for Offlce gommerclal, Industrial, and Multi-Family Property Page 4 of 6 16. Closing. The closing shall be held on or before . (date) and as promptly as practical after all necessary documents have been prepared. An additional period of 0 days shetl be stowed for closing lo accommodate delays in lllle work or the correction of lllle defects and/or survey problems which can be readily correctable, delay) In obtaining any required Inspocilons, surveys or repairs, delays In completing Environmental Site Assessments, Baseline Environmental Assessment or Due Care Plan/Section 7a Compliance Analysis (If such assessments or plans were ordered in a timely manner), or If the terms of purchase require participation of a lender and the lender has Issued a commitment consistent with the requirement but Is unable to participate In the closing on or before the required date. 17. Possession. Seller shall lender to Buyer possosstori of the Premises upon compSetlon of the c’oslng, sublet lo all existing leases and rights ol tenants In possession. Other: I see paragraph 27 18. Seller’s Closing Obligations. At closing, Seller shall deliver the following to Buyer: a. The warranty deed, land contract or assignment of land contract required by this Agreement. b. A bill of sale for any Personal Property (described In Exhibit °D”). c. A written assignment by Seller of Seller’s Interest In all leases and a transfer to Buyer of all security deposits, accompanied by the original or a true copy of each lease. d. An assignment of all Seller’s rights under any Service Contracts described In Exhibit C which are assignable by their terms and which Buyer wishes lo assume, together with an original or true copy of each Sen/ice Contract assigned. e. A notice to any tenants advising the tenants of the sale and directing that future payments be made to Buyer. f. An accounting of operating expenses Including, but nol limited to, CAM, taxes, Insurance and Additional Renl, coJJocleii in advance or arrears, spent or not yel spent by Seller, showing an accurate allocation between the parties pursuant to leases. g. Payment of the County and State real estate transfer tax. 19, h. Any other documents required by this Agreement to be delivered by Seller. Rider 3 Buyer’s Closing Obligations. At closing, Buyer shall deliver to Seller the following: a. The cash portion of the purchase price specified In this Agreement shall be paid by cashier’s check or other Immediately available funds, as adjusted by tha apportionments and assignments in accordance to this Agreement. b. A written assumption by Buyer of the obligations of Seller under the leases arising after closing, Including an acknowledgement of the receipt of all security deposits. c. Any other documents required by this Agreement to be delivered by Buyer. ZO. 1031 Tax Deferred Exchange. Upon either party’s request, the other party shall cooperate and reasonably assist the requesting party In structuring the purchase and sale contemplated by this Agreement as part of a tax deferred, like-kind exchange under Section 1031 of the Internal Revenue code of 1986, as amended; provided, however, that In connection therewith, the non-requesting party shall not be required to (a) Incur any additional costs or expenses; (b) take legal title to additional real property (i.e. the requesting party’s “replacement property0 or “relinquished property”); or (c) agree to delay the closing. 21. Earnest Money. Buyer gives NAI Wisinski of West Ml f Broker, en ( ) days to obtain the written acceptance of this offer and agrees that this offer, when accepted by Seller, will constitute a binding agreement between Buyer and Seller. Buyer shall deposit $ 150,000.00 wjih Transnation Title Company j Escrow Agent, [insert name of Broker, Title Company or other with this offer or S) within1 °aVs after acceptance of this offer, evidencing Buyer’s good faith, to be held by the Escrow Agent and to apply to the purchase price or the down payment portion thereof where applicable. If lhla-effeH9-not-Qoeepted, 6F-tho noHwarketefelOt or jMhe whofflHa-Mnlfngont upon HMsHfr-flpaoiBedhal-eafWdi-bo-KioHWa-tiepMlHtholl bo promptly refwidad. If Ihfr-flwyef’defauttor ion-pending 22. Rider 4 IM te-ntey-bodleeleBe( tay4ho£swmeHMflt’AII»aftoo-ef-R£AlrTflR$S>- AUiUipta.UfrUn9 ewicaCAKWW)-lR4h or4lBaiv 0ti(iu<iMtf4t»-bU8lnsftSr-Belslfo»eMb*frfMwgMph6halln0t bo-imwldoffld-ft-eetmle otfeHfrfll weuM-feqelfo-freetintflF-aofioptewaa, iLoiullLxepwtlhatJiiay-boJufnJshad totlieUrokere{e)-by aorodrtFeportlngogQiJoyr 24. Advice of Counsel. Buyer acknowledges that the Broker has recommended that the parties retain an attorney or attorneys to review the terms of this Agreement. 25. Brokerage Fee. Seller atidtor-Buyef agree(s) to pay the broker(s) Involved In this transaction a brokerage fee as specified In any agency agreement or other written agreement betweeirthem. In the event no such agreement exists, Buyer SI Seller agrees to pay a brokerage fee of per separate agreement y1g brokerage fee shall be paid in full promptly after It Is earned, but not later than any applicable closing. Unless otherwise previously agreed, Buyer and/or Seller agree(s) that the brokerage fee may be shared by the recipient with any cooperating broker who participates In the sate, In such amount as the recipient decides, without further disclosure to or consent from Buyer and/or Seller. Other: Seller Is exclusively responsible to pay and will Indemnify Buyer for all claims by Brokers for Brokerage Fees. Seller acknowledges that If a commission Is owed under a prior agreement, execution of this agreement will not eliminate the prior agreement. Buyer’s Initials P crtvA a2305 Breton Ind Dr SE CCommueJsl AKiwcocf REALTORS®, MU/20H Revision Oil* 5/2013 Seller’s Initials

Buy and Sell Agreement for Office, Commercial, Industrial, and Multi-Family Property Page 5 of 6

26. **Environmental.**

a. **Notice to sellers, buyers, landlords and tenants (environmental risks).**

Whenever real property is acquired or occupied, the buyer incurs some degree of risk with regard to potential environmental contamination and/or protected natural resources on the property. Various federal, state, and local laws may impose liability upon the buyer for the remediation of the contamination even though the buyer did not cause it, or may restrict the buyer's ability to fully develop or utilize the property. Such risk can be minimized through the performance of environmental due diligence.

No real estate brokers/salespersons in this transaction possess the expertise necessary to assess the nature or extent of these environmental risks or to determine the presence of environmental contamination or protected natural resources. The real estate brokers/salespersons involved in this transaction do not make independent investigations as to environmental contamination or protected natural resources with respect to any property, and they make no representations regarding the presence or absence, now or in the past, of environmental contamination. It is therefore prudent for each party to this transaction to seek legal and technical counsel from professionals experienced in environmental matters to provide an evaluation of the environmental risks associated with the transaction.

b. **Environmental reports and assessments.**

(1) Seller shall provide copies of any existing Environmental Assessments or reports involving the Premises within 10 calendar days after the Effective Date.

(2) Buyer shall be given access to the Premises during normal business hours to perform an ASTM 1527 Phase 1 Site Assessment. Buyer shall pay 100 % and Seller shall pay 0 % of the cost of the Environmental Assessment. The Environmental Assessment shall be ordered by the ☒ Buyer ☐ Seller. The Environmental Assessment shall be completed within 30 calendar days after the Effective Date and shall be certified to Buyer. Seller shall promptly cooperate and request its tenants to cooperate with Buyer in completing the Environmental Assessment.

(3) If an Environmental Assessment of the Premises ~~reveals~~ is not satisfactory to Buyer ~~an as defined by ASTM~~, then Buyer shall have the right to:

a. terminate this Agreement within 10 calendar days after receipt of the Environmental Assessment report; or

b. provide Seller with the Environmental Addendum (Seller's refusal to execute the Environmental Addendum within 10 days shall, at Buyers option, terminate this Agreement); or

c. proceed with the purchase.

(4) For residential housing units, Seller will attach either the Seller's acknowledgement Form Concerning Lead-Based Paint or a Lead-Based Paint Seller's Disclosure form, depending on whether the improvements were built prior to 1978 or 1978 or later.

c. **Nondisclosure.**

If Buyer exercises its right to terminate this Agreement pursuant to subparagraph b. above, Buyer shall not disclose his/her Environmental Assessment report(s) to any third party. At Seller's request, Buyer shall provide copies of any Environmental Assessment report(s) to Seller.

d. **Other:** Sassy to turn over all inspection materials for the building.

27. **Other Provisions:**

Subject to the entering of a leasing arrangement for both office space and warehouse space as follows:

a. Office space: agreement on a 2 yr lease with 3- 1 yr options to extend for approximately 15,473 SF at $7 SF NNN yr 1 & 2, $7.50 SF NNN for yrs 3&4 and $8 SF NNN for yr 5. Ventra will have the Right to give notice to Cancel after the 1 year anniversary with 180 days notice. Charges for elec/gas/water etc. to be market rates. Taxes & expenses paid as percentage of total space.

$15,000 security deposit to be paid to Ventra for office space lease based on approx. 1 month of rent and estimated taxes/utilities.

Sassy to participate in proportionate, 13%, & pro-rata, based on the term of the lease vs life, of the amortized costs of reasonable & customary parking enhancements required for property to be determined prior to close & sale price to be adjusted accordingly.

Sassy responsible for minor roof repairs above the office portion. Sassy to participate in proportionate, 13%, and pro-rata, based on the remaining term of the lease vs life of the repair, of the amortized costs of nonstructural roof replacement, if needed, to be "mutually agreed" before any full replacement would occur.

Office HVAC/other building related needs will be split pro-rata share & limited to minor repairs, in no event replacing entire units.

b. For warehouse: agreement on lease back of warehouse space not turned over to Ventra at $2.50 PSF NNN. Proportionate allocation of taxes and all other expenses including water/gas/elec/insurance/snow plowing. Additional space turned over to Ventra before May 31, 2014 ~~TBD.~~

Approximately 40,000 SF will be made available to Ventra no later than 10/14/13. The parties will agree on the area to be turned over. Remainder of warehouse space to be vacated on or before 5/31/14, with 60 days prior notice by Kid Brands/Sassy.

$100,000 of purchase price to be held in an escrow account and released upon Sassy exit of warehouse

28. **Notices.** Any notice required or permitted by this Agreement shall be sufficient if in writing and either delivered personally, or by regular mail or overnight delivery addressed to the parties at their addresses specified in the proximity of their signatures below, and any notices given by mail shall be deemed to have been given as of the day following the date of posting.

29. **Additional Acts.** Buyer and Seller agree to execute and deliver such additional documents and to perform such additional acts after the closing as may become necessary to effectuate the transfers contemplated by this Agreement.

30. **Authority of the Parties.** Each of the undersigned individuals who have signed this Agreement on behalf of Seller and Buyer entities represent and warrant that he/she is authorized to sign this Agreement on behalf of such party and to bind such party to the requirements of this Agreement.

31. **Entire Agreement.** This Agreement contains the entire agreement of the parties with respect to the sale of the Premises. All contemporaneous or prior negotiations have been merged into this Agreement. This Agreement may be modified or amended only by written instrument signed by the parties to this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.

For purposes of this Agreement, the phrase, "Effective Date of this Agreement" ("Effective Date") shall be the date upon which this Agreement is fully executed (as described below):

Property Address 2305 Breton Ind Dr SE
©Commercial Alliance of REALTORS®, 2013/2014
Revision Date 6/2013

Buyer's Initials Seller's Initials

Buyer’s Initials I J Seller’s Initials32, Index of Exhibits. Mol Applleablo AMlthtd r.nrrTu tumlch Exhibits Subject Legal Description of Pro* ) Allithtd Sl* ho Id funtfih Exhibit 1 Subject X A X ESAs 6/22/98 & 7/01/02X B Wrftlon laaiai and any tenancies not arising out of written leases X idwest sphalt Mnt. Est.1 X C Servlco Contracts X Liber 4532 Pg 061-82 X D X Riders 1,2,3 As to any “Sailer to furnish* item(s) listed above, Buyer shall have the right to terminate this Agreement If any such Item is not acceptable to Buyer by giving Seller written notice within 20 calendar days after receipt of such ilem(s), otherwise the right to terminate this Agreement pursuant to this paragraph shall be deemed to have been waived. 33. By signing below, Buyer acknowledges having read and received a copy of this Agreement. a Witness: Buyer: S hr ) Pi bS tUJL Buver: I 1 ‘”5t.Mrt.li Buyer’s Address:. (Slplod hliKlfzT Entity of the Buyer: Bub. Phone: 7dT7- “for Fax: S&L -11- Email: A he*W Le (0 / n n\ t a Time: Date: SELLER’S ACCEPTANCE 34. The above offer Is hereby accepted: By signing below, Seller acknowledges having read and received a copy of this Agreement. If this Agreement Is signed by Seller without any modifications, Ihis becomes the Effective Date. Seller gives Broker above named until (lime) (date) to obtain Buyer’s written acceptance of counter offer, If any. Entity of the Seller: Witness: Seller: Seller: v T I* your run* l with* CrjJpiVVrij HZ (KoU: FJidoi’;noi)W ih)wrrJLT’4lo*ppflu ntte r<\Upj£e/l) 5q$s% IftC „ Seller’s Address: Bus. Phone: Fax: . Email: BUYER’S RECEIPT OF ACCEPTANCE Date: , Time: 35. Buyer acknowledges receipt of Seller’s acceptance of Buyer’s offer. If the acceptance was subject to changes from Buyer’s offer, Buyer agrees to accept those changes, all other terms and conditions remaining unchanged. If this Agreement Is signed by Buyer without any modification, this becomes the Effective Date. Witness: Buyer: Buyer: , Time: SELLER’S RECEIPT OF ACCEPTANCE Date: 36, Seller acknowledges receipt of a copy of Buyer’s acceptance of the counter-offer (If Seller made a counter-offer) Wilness: Seller; Seiler: P rtvA ,2305 Breton IndDrSE Seller’s Initials eComnuidi) AEwca of REALTORS®, 2O1W0H Revision. iil Riders Seller shall transfer possession and its right, title and interest in the Personal Property, free of all liens, charges and encumbrances.

Riders Seller shall transfer possession and its right, title and interest in the Personal Property, free of all liens, charges and encumbrances.I 11. Title to the Real Premises. 11.1 Seller shall give and Buyer shall accept title to the Premises in accordance with this Agreement, which shall mean conveyance of good and marketable title pursuant to the Warranty Deed (as defined below) subject only to the Permitted Exceptions. 11.2 Seller shall deliver copies of any surveys of the Premises in its possession (the “Survey”) to Buyer. Buyer agrees that if any further survey or any modifications to the Survey are required, they shall be prepared at the expense of Buyer. 11.3 Buyer may raise any objections (“Title Objections”), in its sole discretion, to the exceptions or encumbrances shown on the Title Commitment or defects affecting title disclosed by the Survey by giving notice to Seller within the later of (a) ten (10) days following Buyer’s receipt of the Title Commitment, copies of referenced documents and the Survey (if any), and (b) the earlier of (i) three (3) business days’ following disclosure of a previously undisclosed exception or encumbrance in a revised or updated Title Commitment or survey and (ii) the Closing Deadline. If Buyer does not raise any Title Objections within such time period, Buyer shall be deemed to have waived any objections to title. 11.4 “Permitted Exceptions” shall mean (a) all exceptions, encumbrances or conditions of title shown on the Title Commitment and defects or other conditions affecting title shown on the Survey (except any item that is subject to a Title Objection), (b) taxes and assessments that are a lien but not yet due and payable, and (c) any matters consented to by Buyer (including but not limited to the rights of tenants under any Leases). 11.5 If Buyer raises a Title Objection, Buyer shall not be required to close unless Seller cures or Buyer waives such Title Objection. Seller shall not be required to cure any Title Objection, except for any monetary liens. If Seller does not elect to cure a Title Objection, it shall so notify Buyer within five (5) days of receipt of notice of the Title Objection, and Buyer may elect to either (a) terminate this Agreement by notice to Seller within five (5) days after Buyer’s receipt of Seller’s notice or (b) waive such Title Objection. If Buyer elects to terminate this Agreement, the Deposit shall be returned to Buyer and no party shall have any liability or obligation to the others hereunder, except as to those matters which are which are expressly intended to survive termination. Page 1 of 4

2. Other: Seller’s knowledge and possession of documents relating to conditions, violations, assessments in each case is limited to the actual knowledge of the President and Operations Manager of Sassy after reasonable inquiry. Notices for the purpose of|the agreement means written notices. (a) Organization. Seller is a corporation that has been duly organized and is validly and presently existing in good standing under the laws of the State of Illinois and is duly licensed under the laws of the State of Michigan. {b) Power. Seller has full power and right to enter into and perform its obligations under this Agreement and the other agreements contemplated herein to be executed and performed by it, including but not limited to conveying the Premises as herein provided. (c) Ownership. Seller is the legal and equitable owner of the Premises, in fee, with full right to convey the same. (d) Options. No options, rights of first refusal, conditional sales agreements or other arrangements, whether oral or written, exist which affect any portion of or all the Premises. (e) Leases. Other than as expressly set forth on Exhibit “B”, no leases affect the Premises which will not be terminated by Seller on or before the Closing Date, without liability to Buyer. (f) Service Contracts. No management, service, supply, security, maintenance, or similar contracts affect the Premises which will not be terminated by Seller on or before the Closing Date, without liability to Buyer (excluding only Contracts that may be designated by Buyer in its sole discretion for assignment to and assumption by Buyer). (g) Assessments. No portion of the Premises is affected by any municipal assessments for public improvements, whether or not a lien thereon, which shall not be paid in full by Seller prior to closing, nor does Seller have actual knowledge of any pending or contemplated assessments or similar charges that shall affect the Premises; and to Seller’s actual knowledge there is no proceeding pending for any increase of the assessed valuation of any portion of the Premises. (h) No Violations. Seller has no actual knowledge nor any information which would lead it to reasonably to believe that the Premises are in violation of any subdivision or land development ordinance, any zoning or building code or other law, regulation, ordinance or directive from any judicial or governmental agency Page 2 of 4 with respect to any portion of the Premises; Seller has not received notice of any violation of the foregoing; and no action, suit or proceeding is pending or, to Seller’s knowledge, threatened against the Premises in any court or before any board, commission, agency or other governmental instrumentality. i (i) Condemnation. Seller has not received notice of any pending condemnation or similar proceeding affecting all or any portion of the Premises. (j) Insurance Requirements. No notice from any insurance company which has issued a policy with respect to any portion of the Premises or from any board of fire underwriters (or other body exercising similar functions) has been received requesting the performance of any repairs, alterations, or other work as a condition to such insurance. (k) Construction Liens. All debts, liabilities and obligations of Seller arising out of construction or labor performed at the Premises have been paid in full. (I) Environmental Conditions. Except as may be disclosed in the environmental reports identified in Section 32: (i) Without conducting any independent investigation, Seller has no actual knowledge, nor any information which would lead it reasonably to believe, (A) that Seller or any other person has caused or permitted any material regulated or designated as a hazardous, polluting or toxic substance or waste under any federal, state or local environmental law, regulation or ruling (the “Environmental Laws”) to be used, placed, stored, held, located, treated or disposed of, on, under or at any portion of the Premises other than such de minimis quantities thereof as are customarily used in connection with properties of like use as the Premises, and then only in compliance with all applicable laws, and (B) that asbestos containing materials or materials contained polychlorinated biphenyls are contained in or form a part of any building, building component or structure located on or in the Premises; (ii) Seller has received no notice from any governmental body or any other person claiming any violation of any Environmental Laws or otherwise concerning the environmental state, condition or quality of the Premises; and (iii) Seller has no actual knowledge, nor any information which would lead it reasonably to believe, that there have been above-ground or underground storage tanks at any time located on or in any portion of the Premises (excepting the above ground tank identified in the environmental reports). Page 3 of 4

Tenant covenants that the Lease and everything therein contained shall be subordinate to THE LIEN OF any charge or mortgage now existing or from time to time created hereafter by the Buyer in respect of the premises or any part thereof. The Tenant hereby covenants and agrees that it will at any time and from time to time, as required by the Buyer during the Term, give all such further assurances as may be reasonably required to evidence and effectuate this subordination of its rights and privileges hereunder to such charge/mortgagee, provided that each charge/mortgagee to which this Lease is to be subordinated delivers to the Tenant its written undertaking that this Lease and the rights of the Tenant hereunder shall continue undisturbed so long as the Tenant is not in default hereunder. Deposit. (i) If the purchase and sale contemplated hereunder is consummated, the Deposit shall be applied to the Purchase Price at the Closing. (ii) At its option, Buyer may direct the Escrow Agent to invest the Deposit in an interest bearing account designated by Buyer, provided that the terms of the account permit immediate withdrawal. Interest, if any, accruing on the Deposit shall be included in the Deposit. (iii) The Escrow Agent shall hold the Deposit to be (a) paid to Seller at Closing as a portion of the Purchase Price, (b) returned to Buyer in the event Buyer terminates this Agreement during the Due Diligence Period as provided below, (c) returned to Buyer in the event the Closing does not occur because of (i) the inability of Seller to deliver title to the Property in accordance with this Agreement or (ii) Seller otherwise defaults under this Agreement, including the representations and warranties made by Seller In Section 6.1 are materially false (collectively a “Seiler Default”), or (iii) any other reason for which this Agreement explicitly provides that the Deposit will be returned to Buyer; and (d) paid to Seller in the event the Buyer is not entitled to return of the Deposit pursuant to this Agreement as set forth in the preceding clause. The provisions in this Agreement regarding disposition of the Deposit shall survive termination of this Agreement. Page 4 of 4

Exhibit “A” That part of the NE 1/4, Section 16, T6N, R11W, City of Kentwood, Kent County, Michigan, described as: Commencing at the East 1/4 corner of said Section; thence North 00 degrees 00 minutes 00 seconds East 441.96 feet along the East line of said NE 1/4, to a point 218.31 feet South of the Northeast corner of the South 1/2, SE 1/4 of the NE 1/4 of said Section and the Point of Beginning; thence North 90 degrees 00 minutes 00 seconds West 229.68 feet; thence Westerly 78.54 feet along a 150.0 foot radius curve to the left, the long chord bears South 75 degrees 00 minutes 00 seconds West 77.65 feet; thence South 60 degrees 00 minutes 00 seconds West 30.56 feet; thence Southwesterly 78.54 feet along a 150.0 foot radius curve to the right, the long chord bears South 75 degrees 00 minutes 00 seconds West 77.65 feet; thence North 90 degrees 00 minutes 00 seconds West 219.81 feet to Reference Point “A”; thence Westerly 119.45 feet on a 250.00 foot radius curve to the right, the long chord bears South 76 degrees 18 minutes 43 seconds West 118.32 feet; thence North 90 degrees 00 minutes 00 seconds West 451.23 feet; thence Southwesterly 117.00 feet along a 75.0 foot radius curve to the left, the long chord bears South 45 degrees 18 minutes 33 seconds West 105.49 feet; thence South 00 degrees 37 minutes 06 seconds West 220.00 feet; thence North 87 degrees 06 minutes 00 seconds West 44.75 feet along the East-West 1/4 line of said Section; thence North 00 degrees 10 minutes 30 seconds East 660.97 feet along the West line of the Southeast 1/4 of the Northeast 1/4 of said Section; thence South 87 degrees 04 minutes 00 seconds East 1313.91 feet along the North line of the South 1/2 of the Southeast 1/4 of the Northeast 1/4 of said Section; thence South 00 degrees 00 minutes 00 seconds West 218.31 feet along the East line of said Section to the Point of Beginning. Except the East 50.0 feet thereof. Subject to and together with a 50.0 foot easement for Ingress and egress as set forth In the document recorded In Liber 4352, Page 61, the centerline of which Is described as: Commencing at the Northeast corner of the South 1/2 of the SE 1/4 of said NE 1/4; thence S 0 degrees 00 minutes 00 seconds W 218.31 feet along the East line of said Section 16; thence North 90 degrees 00 minutes 00 seconds West 33.0 feet to the place of beginning; thence N 90 degrees 00 minutes 00 seconds W 196.68 feet; thence Southwesterly 78.54 feet along a 150.0 foot radius curve to the left, the long chord of which bears S 75 degrees 00 minutes 00 seconds West 77.65 feet; thence South 60 degrees 00 minutes 00 seconds West 30.56 feet; thence Southwesterly 78.54 feet along 150.0 foot radius curve to the right, the long chord bearing South 75 degrees 00 minutes 00 seconds West 77.65 feet; thence North 90 degrees 00 minutes 00 seconds West 219.81 feet to the point of ending said point also being Reference Point “A”. Also, a 50.0 foot diameter turning circle, the center of which Is aforesaid Reference Point “A”. Subject to and together with a 50.0 foot wide easement for Ingress and egress as set forth In the document recorded In Liber 4352, Page 61, the centerline of which Is described as: Beginning at the aforesaid Reference Point “A” thence Westerly 119.45 feet on a 250.00 foot radius curve to the right, the long chord bears S 76 degrees 18 minutes 43 seconds W 118.32 feet; thence N 90 degrees 00 minutes 00 seconds W 406.72 feet; thence Southwesterly 187.20 feet along a 120.0 foot radius curve to the left, the long chord bears S 45 degrees 18 minutes 33 seconds W 168.79 feet; thence S 00 degrees 37 minutes 06 seconds W 175.48 feet to the E-W 1/4 line of said Section and Point of Ending. ALTA Commitment Schedule A-06 27S106 (6/06) Underwritten by Fidelity National Title Insurance Company

Exhibit C Service Contracts To be provided by seller prior to dosing date

Exhibit D List of Personal Property Included In the sale with the real property will be: 1. Fixtures including building systems and mechanicals 2. All existing racking